     As filed with the Securities and Exchange Commission on March 1, 2002


                                                     Registration No. 333-74766
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               -----------------


                              AMENDMENT NO. 2 TO

                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------

                        VERTICAL HEALTH SOLUTIONS, INC.
       (Exact name of small business issuer as specified in its charter)

          Florida                    5047                    593635262
      (State or other          (Primary standard         (I.R.S. Employer
       jurisdiction        industrialclassification     Identification No.)
    ofincorporation or           code number)
       organization)

                               -----------------

                      6925 112th Circle North, Suite 102
                             Largo, Florida 33773
                                (727) 548-8345
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               -----------------

                   Stephen Watters, Chief Executive Officer
                      6925 112th Circle North, Suite 102
                             Largo, Florida 33773
                                (727) 548-8345
  (Name and address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

                                  Copies to:

          Gregory Sichenzia, Esq.               Arthur Marcus, Esq.
            Thomas A. Rose, Esq.            Gersten, Savage, Kaplowitz,
     Sichenzia Ross Friedman Ference LLP         Wolf & Marcus LLP
        1065 Avenue of the Americas               101 E. 52nd St.
          New York, New York 10018            New York, New York 10022
               (212) 930-9700                      (212) 752-9700

                               -----------------

                 Approximate date of proposed sale to public:
  As soon as practicable after this registration statement becomes effective.

                               -----------------

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               -----------------

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                  Proposed Maximum  Proposed Maximum
    Title of each Class of          Amount to be Offering Price Per     Aggregate        Amount of
  Securities to be Registered        Registered     Security(1)     Offering Price(1) Registration Fee
------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value(2)...  1,437,500          $9.00          $12,937,500         $3,093
------------------------------------------------------------------------------------------------------
Underwriter's Warrants(3)..........    125,000           $.01                  $10             --
------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value(5)...    125,000         $14.85           $1,856,250           $444
------------------------------------------------------------------------------------------------------
   Total...........................                                    $14,793,750         $3,537

================================================================================
(1) Estimated solely for the purpose of determining the registration fee.
(2) Includes 187,500 shares of common stock, $.001 par value per share, subject to sale upon exercise of the Underwriter's over-allotment option.
(3) The Underwriter's Warrant is for the purchase of common stock, $.001 par value per share.
(4) No fee pursuant to Rule 457(g).
(5) Represents shares of common stock, $.001 par value per share, issuable to the underwriter upon exercise of the underwriter's warrants.

                               -----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.




SUBJECT TO COMPLETION, DATED MARCH 1, 2002


                        VERTICAL HEALTH SOLUTIONS, INC.

                       1,250,000 Shares of Common Stock


                 [LOGO] Logo of Vertical Health Solutions, Inc.

Vertical Health Solutions, Inc.: .  Our principal executive offices are located at 6925 112th Circle North, Suite 102,
                                    Largo, Florida 33773 and our telephone number is (727) 548-8345.

                                 .  Proposed trading symbols:
                                     Nasdaq SmallCap Market: VETT
                                     Boston Stock Exchange: RXA

The Offering:                    .  This is the initial public offering of Vertical Health Solutions, Inc. There has been no public market for our common stock prior to this offering.

                                 .  We are offering 1,250,000 shares of our common stock, on a firm commitment basis, at an offering price in the range of $7.00 to $9.00 per share.

                                 .  The underwriters have a 45-day option to purchase an additional 187,500 shares of our common stock, at the offering price to cover any over-allotments.

    Your investment in our common stock involves a high degree of risk. Before investing in our common stock, you should consider carefully the risks described under "Risk Factors" beginning on page 5.

                               -----------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

                                                         Per
                           The Offering                 Share Total
                           ------------                 ----- -----
            Public offering price......................   $     $
            Underwriting discounts.....................   $     $
            Proceeds to Vertical Health Solutions, Inc.   $     $
                                                          -     -

                    KASHNER DAVIDSON SECURITIES CORPORATION

                 The date of this prospectus is         , 2002

                                    [GRAPHIC]

                      Artwork of Vertical Solutions, Inc.

                        Notice to California Residents

   This offering was approved in California on the basis of a limited offering qualification. Investors must meet a "super suitability" standard of not less than $250,000 liquid net worth (exclusive of home, home furnishings and automobiles), plus $65,000 gross annual income or $500,000 liquid net worth or $1,000,000 net worth (inclusive) or $200,000 gross annual income. We did not have to demonstrate compliance with some or all of the merit regulations of the California Department of Corporations, as found in Title 10, California Code of Regulations, Rule 260.140 et seq.

   Residents of the State of California will be unable to sell shares of common stock they purchase in this offering, and investors residing in all other states will be unable to sell shares of common stock they purchase in this offering to California residents, pursuant to exemptions for secondary trading available under California Corporations Code ss.25104(h), as such exemptions have been withheld. However, secondary sales may be made to purchasers who meet the "super suitability" standards or there may be other exemptions to cover private sales by the bona fide owners of our securities for such owners' own account without advertising and without being effected by or through a broker dealer in a public offering.

                     Notice to Oklahoma and Ohio Residents

   Sales in the states of Oklahoma and Ohio may only be made to accredited investors, as defined in Rule 501 of Regulation D under the Securities Act of 1933, and to purchasers that have a net income of $65,000 and a net worth (exclusive of home, home furnishings and automobiles) of $250,000; or a net worth (exclusive of home, home furnishings and automobiles) of $500,000. In all purchases by non-accredited investors, the total investment may not exceed 10% of the purchaser's liquid net worth.


                      Notice to South Carolina Residents



   As a result of the financial condition of Vertical Health Systems, it may be considered to be in unsound financial condition. You should not invest in this offering unless you can afford to lose your entire investment.

                               TABLE OF CONTENTS

                                                                                      Page
                                                                                      ----
Prospectus Summary...................................................................   1
Risk Factors.........................................................................   5
Use of Proceeds......................................................................   8
Dividend Policy......................................................................   9
Dilution.............................................................................  10
Capitalization.......................................................................  11
Selected Financial Data..............................................................  12
Management's Discussion and Analysis of Financial Condition and Results of Operations  13
Business.............................................................................  16
Management...........................................................................  21
Transactions Involving Officers, Directors and Principal Shareholders................  25
Security Ownership of Management and Certain Beneficial Owners.......................  26
Description of Capital Stock.........................................................  27
Shares Eligible for Future Sale......................................................  28
Underwriting.........................................................................  30
Legal Matters........................................................................  32
Experts..............................................................................  32
Additional Information...............................................................  32
Index to Consolidated Financial Statements........................................... F-1

                               -----------------


   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. The information in this document may not be accurate after the date of this document.

                     Dealer Prospectus Delivery Obligation

   Until      , 2002, all dealers that effect transactions in these securities, whether or not participation in this offering, may be required to deliver a prospectus. This is in addition to the dealer' obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

                              PROSPECTUS SUMMARY

                        Vertical Health Solutions, Inc.


Our Business................  Vertical Health Solutions, through its wholly owned subsidiary, LabelClick, Inc., develops, markets and distributes customized private label supplements and health products to veterinarians in the companion animal sector which consists of canine, feline, equine and numerous other household pets, and to a lesser extent, other veterinary distributors. Our LabelClick, Inc. subsidiary offers private labeling solutions that allow our customers to customize private label vitamins and nutritional supplements in small quantities ideally suited to their buying power and storage capacity. The custom supplement labels typically include our customer's business name, contact information and logo to assist veterinary clinics in establishing brand loyalty, marketing their exclusive line of products and promoting recurring orders.



                              In addition to our customized private label operations, we sell certain proprietary nutriceutical products specifically formulated for companion animal usage which are marketed under our Vitality Systems brand name. Vitality Systems products have been sold to veterinary clinics since 1981 through Herbal Health Products, Inc. and its predecessors.


                              To expand the number and quality of products we offer to our clients, the company recently became a licensed wholesale distributor of veterinary pharmaceuticals, products and supplies to veterinary clinics.

Our Products................  We primarily market and distribute private label animal health supplements and health products for others, a process known as private label manufacturing. In addition, we develop, market and distribute our own branded animal health products under the Vitality Systems brand name. The company also offers its customers more than 1,000 stock keeping units or SKU's of veterinary pharmaceuticals, diagnostics, biologicals and supplies.

Our Customers...............  Our private label and brand product customers include veterinary clinics in the companion animal sector, and to a lesser extent, other veterinary distributors.


Our Industry................  According to a recent study for The American
                              Veterinary Medical Association, there are approximately 65,000 veterinarians practicing at 22,400 animal health clinics in the United States. The vast majority, approximately 65% of veterinarians work in private animal health clinics specializing in small animals, predominately companion pets. According to Fountain Agricounsel LLC, a leading management consulting firm to agribusiness, the companion animal health segment of the global health industry is the fastest growth component in the industry. Revenues for the supply of drugs, biologicals, and nutritional additives and supplements have more than doubled in value since 1990 to reach an estimated value of $5.0 billion in 2000.

Our Strategy................  We intend to become a leading supplier of animal health products to veterinary clinics by offering a comprehensive assortment of products and customized private label programs at competitive prices with superior levels of customer service. Combined with our veterinary pharmaceuticals, products and supplies, we anticipate that our private label strategy will provide us a competitive advantage by combining a broad product selection with economical prices and support from efficient operations.

Our Principal Offices and
  Operational Facilities....  Our principal executive offices, marketing and customer service facilities are located at 6925 112th Circle North, Suite 102, Largo, Florida 33773 and our telephone number is (727) 548-8345. We are a Florida corporation.

                                 The Offering


Shares Outstanding..........  We have 1,863,111 shares of common stock outstanding prior to this offering.



Shares Offered..............  We are offering 1,250,000 shares of our common stock. Upon completion of the offering there will be 3,113,111 shares of common stock outstanding. We have granted the Underwriters of this offering a 45-day option to purchase 187,500 shares of common stock to cover any over-allotments.


Risk Factors................  See ''Risk Factors'' beginning on page 5 for a description of certain factors you should consider before making an investment in our common stock.

Use of Proceeds.............  We intend to use the net proceeds of this offering for increased sales and marketing efforts, business expansion, debt retirement and general working capital purposes.

Forward-Looking Statements..  This prospectus contains forward-looking statements that address, among other things, our expansion and acquisition strategy, business development, use of proceeds, projected capital expenditures, liquidity, and our development of additional revenue sources. The forward-looking statements are based on our current expectations and are subject to risks, uncertainties and assumptions. We base these forward-looking statements on information currently available to us, and we assume no obligation to update them. Our actual results may differ materially from the results anticipated in these forward-looking statements, due to various factors.

   The shares of common stock offered hereby will be priced in the range of $7.00 to $9.00 per share, and all information contained in this prospectus assumes an offering price of $8.00 per share. All information contained in this prospectus also takes into account a one-for-five reverse stock split, as well as a subsequent two-for-three reverse stock split, all of which took effect prior to this offering.

         Summary Selected Financial Data and Pro Forma Financial Data

   The summary financial data set forth below has been derived from our audited and unaudited financial statements included in this prospectus beginning on page F-1.




                                                                          Period from
                                                                           Inception       Year Ended
                                                                       (March 3, 2000) to December 31,
                                                                       December 31, 2000      2001
                                                                       ------------------ ------------
Statements of Operations Data:
Revenues..............................................................     $  193,020      $  492,441
Cost of goods sold....................................................        107,748         270,902
Gross profit..........................................................         85,272         221,539
Selling, general and administrative expenses..........................        675,387         768,887
Income (loss) from operations.........................................       (590,115)       (547,348)
Other income (expenses), net..........................................         16,179         (42,632)
Income (loss) before income taxes.....................................       (573,936)       (589,980)
Income taxes..........................................................             --              --
Net income (loss).....................................................     $ (573,936)     $ (589,980)
                                                                           ==========      ==========
Basic and diluted income (loss) per share.............................           (.35)           (.32)
                                                                           ==========      ==========
Basic and diluted weighted average number of common shares outstanding      1,644,687       1,863,111

                                                                           As of December 31, 2001
                                                                       ------------------------------
                                                                             Actual       As Adjusted
                                                                       ------------------ ------------
Balance Sheet Data:
Cash and cash equivalents.............................................     $   53,987      $8,353,987
Working capital (deficit).............................................     $ (527,468)     $7,772,532
Total assets..........................................................     $  521,621      $8,821,621
Long-term obligations, less current portion...........................     $   31,294      $   31,294
Shareholders' equity (deficit)........................................     $ (353,083)     $7,946,917



   The numbers in the column captioned ''As Adjusted'' under the heading ''As of December 31, 2001, as adjusted'' have been adjusted to reflect our sale of 1,250,000 shares of common stock at an assumed public offering price of $8.00 per share and our application of the estimated net proceeds.

                                 RISK FACTORS

   An investment in our common stock involves a high degree of risk. Before deciding whether to invest, you should read and consider carefully the following risk factors.

Risks Related to Our Business and Industry


   We Have a Limited Operating History, Working Capital and Accumulated Deficits and Continuing Losses Which Could Hinder Our Value or Our Ability to Obtain Additional Capital, if Needed. We commenced operations in March 2000 and have incurred losses through the date of this prospectus. For the period ended December 31, 2000 and the year ended December 31, 2001, we incurred losses of $573,936 and $589,980. At December 31, 2001, we had an accumulated deficit of $1,163,916. These historical financial losses and financial condition could make it more difficult for us to obtain financing in the future or could reduce the value the market places on our common stock. See the Financial Statements commencing on page F-1.


   We Face Significant Competition in the Veterinary Supply and Distribution Marketplace, Which Could Make It More Difficult for Us to Succeed. Numerous companies compete with us in the development, manufacture, marketing and distribution of veterinary products. Many of these competitors are larger and have greater financial, personnel, manufacturing, distribution, marketing and other resources than we do. Some of our competitors have comparable product lines, as well as greater technical experience, financial, and business network resources than we do. We may be unable to compete successfully against these organizations.

   Many of our competitors have distribution strategies that directly compete with us. We have many competitors including Professional Veterinary Products, Ltd., Lextron, Inc., Iowa Veterinary Supply, Co., and The Butler Company. In addition, we expect that companies and others specializing in the veterinary products industry will offer competitive products. Some of our large manufacturers/suppliers may also compete with us through direct marketing and sales of their products. See "Business--Competition."

   Consolidation in the Veterinary Distribution Industry May Make It More Difficult for Us to Compete with Larger Companies. The veterinary distribution industry is subject to significant economic factors, including consolidation of our competitors. Some of our competitors are consolidating to create integrated delivery systems with greater market presence and negotiation powers with manufacturers. As the veterinary distribution industry consolidates, competition for customers will become more intense and the importance of acquiring each customer will become greater. A forced reduction in our prices to meet these challenges may reduce our operating margins and increase our losses.

   We Rely on Strategic Relationships to Generate Revenue, the Loss of Which Would Cause Our Revenues to Decrease. Our success relies on establishing and maintaining strategic relationships with leaders in the veterinary product manufacturing industry. We believe that these relationships will enable us to extend our distribution, obtain specialized industry expertise, and increase overall revenue. We may be unable or unwilling to establish such relationships due to preexisting relationships that these market leaders or we have with other competitors. Furthermore, our strategic relationships may change rapidly in the event that current or future partners decide to compete with us. Consequently, we intend to maintain independence from any particular customer or partner through the use of limited term agreements. We may not be able to renew our existing agreements on favorable terms, or at all. If we lose the right to distribute products under such agreements, we may lose the ability to market certain of our products. Our inability to establish or maintain our strategic relationships may reduce our revenues and increase our losses from operations.

   Our Business Is Subject to Extensive Government Regulation, the Failure to Comply with Which Could Result in Significant Penalties. Numerous state and federal government agencies extensively regulate the manufacture, packaging, labeling, advertising, promotion, distribution and sale of our products. Specifically, our veterinary pharmaceutical operations are subject to significant regulatory and licensing requirements. Our failure or inability to comply with applicable laws and governmental regulations may result in civil and criminal penalties which we are unable to pay or may cause us to curtail or cease operations. See "Business--Government Regulatory Matters."

   Our Business Depends Upon Third Party Manufacturers, the Loss or Unavailability of Which Would Require Us to Find Substitute Manufacturers, Resulting in Delays in Production and Additional Expenses. Many of our products are produced for us by third party manufacturers. We cannot assure that these manufacturers will provide the products we need, in the quantities we request, or at a price we are willing to pay. Our inability to obtain adequate supplies of product from third party manufacturers at favorable prices, or at all, may increase our expenses and reduce our operating margins, resulting in increased losses. See "Business--Manufacturing."

   Our Products Have Limited Trademark Protection, Which Could Permit Others to Market Similar Products, Resulting in Decreased Sales by Vertical Health. Our policy is to pursue registration of all of the trademarks associated with our key proprietary products. We rely on common law trademark rights to protect our unregistered trademarks as well as our trade dress rights. Generally, common law trademark rights are limited to the geographic area in which the trademark is actually used, while a United States federal trademark registration enables the registrant to stop the unauthorized use of the trademark by any third party anywhere in the United States. Although sales outside the US currently constitute less than 1% of our revenues, we intend to register our trademarks in certain foreign jurisdictions where our products are sold. We cannot assure that the protection available in such jurisdictions, if any, will be as extensive as the protection available to us in the United States. In addition, because we have no patents on our proprietary products, another company may replicate them. Inadequate trademark and patent protection of our proprietary products may reduce sales of our products. See "Business--Trademarks and Registered Domain Names."

   Our Articles of Incorporation and Bylaws Contain Provisions that May Discourage Takeovers or Make Them More Difficult, Regardless of Whether or Not such a Takeover Would Be Advantageous for Our Stockholders. Certain provisions of our articles of incorporation and bylaws, as well as certain sections of the Florida Business Corporation Act, and our board of directors' ability to issue shares of preferred stock and to establish voting rights, preferences and other terms of our stock, may be deemed to have an anti-takeover effect and may discourage takeover attempts that are not first approved by our board of directors. This anti-takeover effect may discourage takeovers which shareholders may deem to be in their best interests.


   Our Independent Auditors Have Expressed Doubt About Our Ability to Continue as a Going Concern, Which May Hinder Our Ability to Obtain Future
Financing. In their report dated January 30, 2002, our independent auditors stated that our financial statements for the years ended December 31, 2000 and December 31, 2001 were prepared assuming that we would continue as a going concern. The independent auditors noted that we have suffered significant losses from operations and have working capital and stockholder deficits. As a result of the going concern qualification, we may find it much more difficult to obtain financing in the future, if required. Further, any financing we do obtain may be on less favorable terms.



   We Purchase a Substantial Portion of Goods From a Company Affiliated With One of Our Directors Which May Result in Conflicts of Interest Which Adversely Affect the Director's Ability to Serve Us. During the year ended December 31, 2001, we purchased an aggregate of $60,574 of products from Go2Pharmacy, Inc., a company affiliated with one of the members of our board of directors, Jugal
K. Taneja. Such purchases represented 23.9% of all purchases of goods for the year. Although we believe that all purchases from Go2Pharmacy were on terms at least as favorable as those that could have been obtained from unaffiliated third parties, there can be no assurance that continuing purchases will not result in conflicts of interest between Vertical Health, Mr. Taneja and Go2Pharmacy. Such conflicts, if any, could make it more difficult for Mr. Taneja to effectively serve as a member of the board.

Risks Related to this Offering

   Our Common Stock Has no Prior Public Trading Market and We Cannot Assure Liquidity for Your Shares. Prior to this offering, there has been no active public market for our common stock. We cannot predict the extent to which a trading market will develop, if at all, or how liquid that market may become. The initial public offering price of our common stock for this offering will be determined by negotiations with Kashner Davidson and may not be indicative of the market price of our common stock after this offering. The offering price of our common stock is not related to assets, earnings, book value, or other criteria traditionally used to value companies. You should not consider the offering price as representative of the actual value of our common stock. The price of our common stock is subject to change due to market conditions and other factors. We cannot assure that you will be able to resell our common stock at the offering price.

   The Offering Price of Our Common Stock May Be Arbitrary, Resulting in a Decline in the Price After this Offering. The initial public offering price of our common stock for this offering will be determined by negotiations with Kashner Davidson and may not be indicative of the market price of our common stock after this offering. The offering price of our common stock is not related to assets, earnings, book value, or other criteria traditionally used to value companies. You should not consider the offering price as representative of the actual value of our common stock. The price of our common stock is subject to change due to market conditions and other factors. We cannot assure that you will be able to resell our common stock at the offering price.


   Our Common Stock Price May Fall Upon the Future Sale of Additional Shares of Our Common Stock. Future sales of our common stock in the public market, or even the possibility of such sales, may materially and adversely affect the market price of our common stock. There were 1,863,111 shares of common stock outstanding before this offering. Substantially all of such shares are "restricted securities" within the meaning of Rule 144 of the Securities Act of 1933. All of these restricted shares of our common stock will become eligible for resale under Rule 144 within one year from the day that the shares offered herein are deemed "effective" by the Securities & Exchange Commission.



   Our Controlling Shareholders May Exercise Significant Control Over Us Following this Offering, Depriving Other Stockholders of the Ability to Elect Directors or Effect Other Corporate Actions. The shares offered in this prospectus represent a minority portion of our outstanding voting shares. Before this offering, our directors, executive officers and principal shareholders beneficially owned approximately 67.1% of the outstanding shares of our common stock. Following this offering, they will beneficially own approximately 42.4% of our outstanding shares, or approximately 46.2% if the over-allotment option is exercised in full. Our shareholders do not have cumulative voting rights with respect to the election of directors. If our principal shareholders vote together, they could effectively elect all of our directors. See "Principal Stockholders."



   Investors Will Experience Immediate and Substantial Dilution of Our Common Stock's Book Value. If you purchase our common stock in this offering, the net tangible book value of the common stock will experience immediate and substantial dilution. We estimate that this dilution will be approximately $5.50 per share, or approximately 69%. See "Dilution."

                                USE OF PROCEEDS


   We estimate that we will receive net proceeds of approximately $8,300,000 ($10,000,000 of gross proceeds, less commissions and non-accountable expenses of $1,300,000, and other expenses of $400,000) from our sale of the 1,250,000 shares of common stock offered by us with this initial public offering (approximately $9,650,000 ($11,500,000 of gross proceeds, less commissions and non-accountable expenses of $1,495,000, and other expenses of $400,000), including a consulting fee of $120,000 payable to the underwriter if the underwriter fully exercises its over-allotment option). This estimate is based on an initial public offering price of $8.00 per share and is after deducting estimated underwriting discounts and commissions, the underwriter's non-accountable expense allowance and other estimated offering expenses payable by us. We expect to use the net proceeds of this offering for the following purposes:



                                                        Amount   Percentage
                                                      ---------- ----------
     Sales and marketing expansion................... $4,500,000    54.2%
     Business expansion..............................  1,944,000    23.4%
     Repayment of Debt...............................    696,000     8.4%
     Working capital and general corporate purposes..  1,160,000    14.0%
                                                      ----------    ----
         Total....................................... $8,300,000     100%
                                                      ==========    ====



Sales and Marketing Expansion


  Trade Shows and Advertising

   We intend to actively solicit new customers and veterinary clinics by exhibiting at trade shows, advertising in national trade magazines and creating an infrastructure consisting of both an inside and outside sales group to make calls on prospective customers.

  Hire Additional Management and Marketing Personnel

   We expect to hire additional management and marketing personnel in order to grow our business. Management personnel will assist in directing existing and new personnel for projects and overall business. We need to more actively market our private label service and products. Since we have not done so in the past, it is necessary to hire qualified personnel with marketing and sales experience in selling companion animal supplies.

  Increase Research and Development

   Our research and development needs to be expanded. Work has already started on new animal products, and we seek to initiate other proprietary products. Initially we shall focus on selling our existing products and services.


Business Expansion



  Expand Distributor Network



   We must solicit, retain and support additional distributors to market our products and services. To do so, we will identify experienced and qualified distributors and send our representatives into the field to develop relationships and demonstrate our products.



  Open Additional Sales and Service Offices



   In selected areas of the country, we intend to open new offices. These locations have not been determined as yet, but the primary factors in their selection will be the extent of business prospects and qualified personnel available in the vicinity of such locations. Having a presence in specific geographic markets should increase our chances to develop new or additional business.

Repayment of Debt

   Repayment of debt consists of the following:


   . Approximately $440,000 is to be paid to Herbal Health Products, Inc., to repay sums owing to that company relating to the purchase of certain assets. This debt accrues interest at the rate of 10% per year while outstanding. See notes 2 and 5 of our financial statements.




   . Approximately $150,000 is to be paid to First Community Bank, in repayment of our line of credit which accrues interest at the rate of 5.8% per year. Such funds were used for working capital purposes.

   . Approximately $53,000 is to be paid to each of Stephen Watters and Jugal
     Taneja, in repayment of loans to us in the amount of $50,000 from each of Messrs. Watters and Taneja. Such amounts accrue interest at the rate of 9% per year and were used for expenses of this offering and working capital purposes.

   We routinely evaluate potential acquisitions of businesses and or product lines that would complement or expand our business or further our strategic goals. We may use a portion of the net proceeds of this offering for one or more such transactions; however, we currently have no plans, commitments or agreements with respect to any such transactions.


   We reserve the right to reallocate proceeds to different uses, upon the discretion of our executive officers with the approval of a majority of our independent directors. Pending use, we intend to invest the net proceeds of this offering in interest bearing bank accounts, short-term interest bearing investment grade securities or similar quality investments. Based upon our current operating plan, we anticipate that cash flow from operations, together with the net proceeds of this offering, will be sufficient to satisfy our working capital requirements for at least 12 months.


                                DIVIDEND POLICY

   We have not paid any cash dividends on our common stock and we currently intend to retain any future earnings to fund the development and growth of our business. Any future determination to pay dividends on our common stock will depend upon our results of operations, financial condition and capital requirements, applicable restrictions under any credit facilities or other contractual arrangements and such other factors deemed relevant by our Board of Directors.

                                   DILUTION


   As of December 31, 2001, our net tangible book value was $(508,860) or $(.18) per share of common stock. Net tangible book value per share is determined by dividing a company's tangible net worth (total assets, net of intangible assets, less total liabilities) by the number of outstanding common shares. Our pro forma net tangible book value as of December 31, 2001 would have been approximately $7,791,140 or $2.50 per share, without taking into account any change in our net tangible book value after December 31, 2001 and after deducting underwriting discounts and commissions, the Underwriter's non-accountable expense allowance and other estimated offering expenses. This represents an immediate increase in the net tangible book value of $2.78 per share to existing shareholders and an immediate dilution of $5.50 per share to new investors. The following table illustrates this per share dilution:



   Assumed public offering price per share........................ $8.00
     Net tangible book value per share as of December 31, 2001....  (.18)
     Increase per share attributable to this offering.............  2.78
   Pro forma net tangible book value per share after this offering  2.50
                                                                   -----
   Dilution to new investors...................................... $5.50  69%
                                                                   =====



   The following table sets forth the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the existing shareholders and by new investors in this offering on a pro forma basis as of December 31, 2001.



                         Shares Purchased  Total Consideration
                         ----------------  ------------------  Average Price
                          Number   Percent   Amount    Percent   Per Share
                         --------- ------- ----------  ------- -------------
   Existing shareholders 1,863,111    60%  $  440,000      5%      $ .24
   New investors........ 1,250,000    40    9,000,000     95        8.00
                         =========   ===   ==========    ===
   Total................ 3,113,111   100%  $9,440,000    100%
                         =========   ===   ==========    ===

                                CAPITALIZATION


   The following table summarizes our long-term obligations and capitalization as of December 31, 2001, and as adjusted as of that date to reflect our sale of 1,250,000 shares of common stock and our application of the estimated net proceeds, and after deducting the underwriting discounts and our estimated offering expenses. The information in the table assumes an initial public offering price of $8.00 per share. The information in the table should be read in conjunction with the more detailed combined financial statements and notes presented elsewhere in this prospectus.



                                                                                    December 31, 2001
                                                                                ------------------------
                                                                                  Actual     As Adjusted
                                                                                -----------  -----------
Long-term obligations, less current portion.................................... $    31,294  $    31,294

Shareholders' equity:
 Preferred Stock, $.001 par value 5,000,000 shares authorized
   Series A 10% cumulative, convertible, 1,000,000 shares authorized,
     370,833 shares issued and outstanding.....................................     370,833      370,833
   Undesignated 4,000,000 shares authorized
     No shares issued or outstanding...........................................          --           --
 Common stock, $.001 par value, 48,000,000 shares authorized, 1,863,111 shares
   issued and outstanding; 3,113,111 shares issued and outstanding, as adjusted       1,863        3,113
  Additional paid-in capital...................................................     437,206    8,735,956
  Accumulated deficit..........................................................  (1,163,916)  (1,163,916)
  Net shareholders' equity (deficit)...........................................    (353,083)  (7,946,917)
Total capitalization...........................................................    (321,789)   7,978,211


Additional Information About Financial Presentation


   Options and Warrants. Unless this prospectus indicates otherwise, all information presented in this prospectus assumes no exercise of the underwriter's over-allotment option, Kashner Davidson's warrants to purchase 187,500 shares of common stock in connection with this offering, outstanding warrants to purchase 200,000 shares of common stock or options outstanding or available for grant under our 2001 stock option plan.

                            SELECTED FINANCIAL DATA


   The selected statement of operations data for the two years ended December 31, 2001, and the following selected balance sheet data as of December 31, 2001 are derived from our audited financial statements included elsewhere in this prospectus and have been audited by Stark Winter Schenkein & Co., LLP. The following selected financial data have been prepared in accordance with generally accepted accounting principles. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto appearing elsewhere in the prospectus.



                                                                          Period from
                                                                           Inception       Year Ended
                                                                       (March 3, 2000) to December 31,
                                                                       December 31, 2000      2001
                                                                       ------------------ ------------
Statements of Operations Data:
Revenues..............................................................     $  193,020      $  492,441
Cost of goods sold....................................................        107,748         270,902
Gross profit..........................................................         85,272         221,539
Selling, general and administrative expenses..........................        675,387         768,887
Income (loss) from operations.........................................       (590,115)       (547,348)
Other income (expenses), net..........................................         16,179         (42,632)
Income (loss) before income taxes.....................................       (573,936)       (589,980)
Income taxes..........................................................             --              --
Net income (loss).....................................................     $ (573,936)       (589,980)
                                                                           ----------      ----------
Basic and diluted income (loss) per share.............................           (.35)           (.32)
                                                                           ==========      ==========
Basic and diluted weighted average number of common shares outstanding      1,644,687       1,863,111



                                                   As of December 31, 2001
                                                   -----------------------
                                                     Actual    As Adjusted
                                                   ---------   -----------
       Balance Sheet Data:
       Cash and cash equivalents.................. $  53,987   $8,353,987
       Working capital (deficit).................. $(527,468)  $7,772,532
       Total assets............................... $ 521,621   $8,821,621
       Long-term obligations, less current portion $  31,294   $   31,294
       Shareholders' equity (deficit)............. $(353,083)  $7,946,917

                     MANAGEMENT'S DISCUSSION AND ANALYSIS


               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



   The statements contained in this prospectus are not purely historical statements, but rather include what we believe are forward-looking statements. The forward-looking statements are based on factors set forth in the following discussion and in the discussions under "Risk Factors" and "Business." Our actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.



   We derive our revenues from developing, packaging and wholesaling a wide variety of private labeled nutriceutical veterinary products. We have recently received a license to offer prescription drugs to veterinarians. Revenues are billed and recognized as product is shipped, net of discounts, allowances, returns and credits. We have not experienced any material loss of revenues and do not anticipate any significant losses in the future.



   Cost of goods sold is comprised of material product costs, packaging and labeling costs, direct personnel compensation and other statutory benefits and indirect costs relating to labor to support product purchase, receipt, packaging and warehousing. Research and development expenses are charged against cost o goods sold as incurred.



   Selling, general and administrative costs include management and general office salaries, advertising and promotional expenses, sales and marketing and other indirect operating costs.



   Interest and other income (expense) consist primarily of interest expense associated with borrowings to finance the Herbal Health Products, Inc. asset acquisition and other working capital needs.



   We have no income tax provision for the periods presented due to net operating losses. These net operating losses may be carried forward for up to 20 years.



   In July 2000, we acquired certain assets including veterinary product inventory, equipment, furniture and fixtures, and the veterinary customer base of Herbal Health Products, Inc., a Florida corporation, that provided nutritional supplements to veterinarians. The total purchase price was $500,000, consisting of $75,000 in cash and $425,000 in notes payable.



Results of Operations



  Year Ended December 31, 2001



   Revenues were $492,441 for the year ended December 31, 2001, as compared to $193,020 for the period from inception (March 3, 2000) through December 31, 2000, in which revenues were only generated from August 1, 2000 through December 31, 2000. This equates to a 6.3% increase in average monthly revenues for the year ended December 31, 2001 over the prior five-month period from August 1, 2000 through December 31, 2000. The increase in average monthly revenues is primarily attributable to increased marketing efforts.



   Gross profit was $221,539 for the year ended December 31, 2001, as compared to $85,272 for the period from inception (March 3, 2000) through December 31, 2000. Gross margin was 44.0% for the year ended December 31, 2001, as compared to 44.2% for the period from inception (March 3, 2000) through December 31, 2000.



   Operating expenses were $768,887 for the year ended December 31, 2001, as compared to $675,387 for the period from inception (March 3, 2000) through December 31, 2000. During the year ended December 31, 2001, we did not incur any non cash compensation expense, whereas non cash compensation expense was $423,020 for the period from inception (March 3, 2000) through December 31, 2000. Selling, general and administrative expenses were $768,887 for the year ended December 31, 2001, as compared to $252,367 for the period from inception (March 3, 2000) through December 31, 2000. As a percentage of sales, selling, general and administrative expenses increased by 25.4%, to 156.1% for the year ended December 31, 2001, from 130.7% for the period from inception (March 3, 2000) through December 31, 2000. The increase is primarily attributable to increased marketing expenses, as well as payroll expenses associated with expansion of our sales force.



   Interest expense, net of interest income was $44,452 for the year ended December 31, 2001, as compared to $9,909 for the period from inception (March 3, 2000) through December 31, 2000, in which interest expense was only incurred from August 1, 2000 through December 31, 2000. During the year ended December 31, 2001, we incurred additional interest expense as a result of borrowings to provide us with additional working capital.



   We have no income tax provision for the year ended December 31, 2001 and the period from inception (March 3, 2000) through December 31, 2000 due to net operating losses. No tax benefit has been provided due to the uncertainty in the utilization of the loss carryforwards. These net operating losses may be carried forward for up to 20 years.



   Results of operations for the year ended December 31, 2001 is not comparable to results of operations for the period from inception (March 3, 2000) through December 31, 2000 since we first commenced generating revenues in August 2000.



  Period From Inception (March 3, 2000) Through December 31, 2000



   We were formed in March 2000 and began generating revenues in August 2000. We only generated revenues of $193,020 for the period from inception (March 3, 2000) through December 31, 2000.



   Gross profit was $85,272 for the period from inception (March 3, 2000) through December 31, 2000 and our gross margin was 44.2%.



   Operating expenses were $675,387 for the period from inception (March 3, 2000) through December 31, 2000, consisting of non-cash compensation of $423,020, associated with the acquisition of certain assets and the veterinary customer base of Herbal, and selling, general and administrative expenses of $252,367.



   Interest expense, net of interest income was $9,909 for the period from inception (March 3, 2000) through December 31, 2000 and was primarily a result of borrowings to finance the purchase of certain assets from Herbal.



Liquidity and Capital Resources



   Our cash at December 31, 2001 and 2000 was $53,987 and $113,710, respectively. We had a working capital deficit of $527,468 at December 31, 2001, inclusive of the note payable under our credit line facility, current portion of long-term debt, notes payable to related parties and amounts due to related parties, as compared to a working capital deficit of $15,812 at December 31, 2000. Operations from inception have been funded primarily from three sources, the founders' investment, a $120,000 equity investment and loans from affiliates.



   Net cash used in operating activities was $142,311 for the year ended December 31, 2001, as compared to net cash used in operating activities of $76,523 for the period from inception (March 3, 2000) through December 31, 2000. The usage of cash is primarily attributable to an increase in receivables of $18,435, an increase in receivables from related parties of $3,388 and an increase in deposits of $2,875, partially offset by a decrease in inventory of $34,900, a decrease in prepaid expenses and other current assets of $4,324, an increase in accounts payable of $21,378 and an increase in amounts due to related parties of $340,518.



   Net cash used in investing activities was $3,485, representing purchases of property and equipment.

   Net cash provided by financing activities was $86,073, representing proceeds from related party notes of $100,000 and proceeds from receivables for common shares of $120,000, partially offset by repayment of notes payable and long-term debt of $8,650 and an increase in deferred offering costs of $125,277.



   During the period from inception (March 31, 2000) through December 31, 2000, our primary shareholders took notes receivable, in lieu of salaries. The amount accrued at December 31, 2000 was $80,000. During the year ended December 31, 2001, an additional $290,833 was accrued for salary expense. In December 2001 we converted the total of $370,833 due to our primary shareholders to 370,833 shares of our Series A preferred stock.



   In March and June of 2001 we executed promissory notes payable to First Community Bank of America for a color copier and an automated label machine in the amount of $26,248 and $6,000 respectively. The notes bear interest at 7.4% and 8.25% per annum. Principal and interest is payable in monthly payments of $1,030 through June 2004. The notes are collateralized by property and equipment. At December 31, 2001, the principal balance on these notes were $31,122.



   Shareholders provided an additional $120,000 capital investment in May 2001. Our two controlling shareholders loaned us $50,000 each in December 2001. This amount accrues interest at 9% per annum and will be repaid from the proceeds of this offering.



   In July 2001 we executed a promissory note payable to Citicorp for a color label printer in the amount of $34,240. The note bears interest at 19.8% per annum. Principal and interest is payable in monthly payments of $907 through August 2006. The note is collateralized by property and equipment. At December 31, 2001, the principal balance on this note was $28,547.



   In August 2000, we established a $150,000 revolving line of credit with First Community Bank of America, to provide us with additional working capital. The note bears interest at the rate of the bank's 90-day certificate of deposit, with a floor of 5.8% per annum and a ceiling of 18% per annum and interest is currently at 8.25% per annum. Interest payments are payable monthly on the unpaid outstanding principal of each advance. The note, which is due on August 1, 2002, is secured by a certificate of deposit held by First Community Bank in the amount of $162,415. At December 31, 2001, the outstanding principal balance on this line of credit was approximately $148,832.



   On July 31, 2000 we acquired the veterinary customer base and certain assets of Herbal Health Products, Inc., a Florida corporation. Notes payable to Herbal Health Products, Inc. totaling $425,000 and initial shareholder investments primarily funded this acquisition. Interest is payable monthly and accrues at 10% per annum. Principal is payable the earlier of this offering, or October 1, 2002. As of December 31, 2001, the outstanding principal balance on the notes was $419,248 and is included in notes payable to related parties.



   We will use the proceeds of this offering to expand our sales and marketing efforts towards our veterinary private label programs and to add additional product lines for veterinary clinic customers. We also expect to hire additional management and marketing personnel in order to grow our business.

                                   BUSINESS

Overview

   Vertical Health Solutions, through its wholly owned subsidiary, LabelClick, Inc., develops, markets and distributes customized private label supplements and health products to veterinarians in the companion animal sector which consists of canine, feline, equine and numerous other household pets, and to a lesser extent, other veterinary distributors. Our LabelClick, Inc. subsidiary offers private labeling solutions that allow our customers to customize private-label vitamins and animal health nutritional supplements in small quantities ideally suited to their buying power and storage capacity. The custom supplement labels typically include our customer's business name, contact information and logo for efficient marketing to their customers.

   In addition to our customized private label operations, we sell certain proprietary Vitality Systems branded products primarily to veterinary clinics through various distributors. To expand the number and quality of products we offer to our clients, we recently became a licensed wholesale distributor of veterinary pharmaceuticals, products and supplies to veterinary clinics.

History

   In March 2000, we incorporated as a Florida corporation under the name LabelClick.com, Inc. In July 2000, we acquired for $500,000 certain assets including veterinary product inventory, equipment, furniture and fixtures, and the veterinary customer base information from Herbal Health Products, Inc., a wholly owned subsidiary of Dynamic Health Products, Inc. (a company affiliated with Jugal K. Taneja, one of our directors). The terms of the transaction were determined in an arm-length-transaction by the Boards of Directors of both companies, without the participation of Mr. Taneja. This acquisition was consummated to provide a stable expansion base for our veterinary private labeling business. From our inception in March 2000 through July 2000 when we acquired the Herbal Health assets, we were engaged in the development of our business, including beta testing with veterinarians, but we had no sales.The Herbal Health database of over 1,000 veterinarians permitted us to commence sales of our products. In January 2001, we changed our name to Vertical Health Solutions, Inc. and formed a new subsidiary called LabelClick, Inc. through which we operate.

Our Private Label Operations


   We provide custom private label supplements and health products to veterinarians in the companion animal sector. Custom private label products are generic products offered by many providers, which are then customized through the application of a product label specific to each client. For instance, the vitamins sold by Dr. Smith may be labeled as Dr. Smith's Multi-Vitamin. Our product line consists of products that are used in daily veterinary medicine to address animal healthcare problems such as arthritis, allergies, hip dysplasia, immune function, muscle development, skin care and general health and well-being. We offer private labeling solutions that allow our customers to customize private-label vitamins and animal health nutritional supplements in small quantities tailored to their buying power and storage capacity. This permits the veterinarians to essentially offer uniquely labeled products to their clients that are unavailable from any other source. Customers can use the basic names we supply, modified for their purpose or can direct us to use a name specifically designed for them. Once the name is chosen, our custom supplement labels also typically include customer's business name, contact information and logo for efficient marketing to their customers. We currently offer over 100 different products for private labeling, compared to the one to two dozen offered by typical brand name producers.



   We do not manufacture any of the products we sell. We subcontract on a purchase order basis with a number of manufacturers (including Go2 Pharmacy, Inc., an affiliate of ours, from which we purchased 23.9% of our goods during
2001) to provide high quality animal health supplements and over-the-counter products for our private label program. We do not enter into contracts with the manufacturers, as is customary in our industry. For quality control purposes, we may source and purchase the raw materials used for the production of our proprietary products and send them directly to the manufacturer. In other cases, the manufacturer provides the raw materials for the products. In each case, prior to manufacturing, each ingredient is analyzed by the manufacturer to ascertain the accuracy of the Certificate of Analysis data provided by the raw materials suppliers prior to the use in our formulations. Each manufacturing facility with which we subcontract is registered with the United States Food and Drug Administration. For larger orders, the subcontractors will apply the private labels we produce. For smaller orders, it is more economical for Vertical Health to complete this task once the manufactured products are returned to our distribution center in their containers.

   At the present time, we do not engage in traditional research and development activities. As our business and product lines continue to expand and the demands of our customers grow, we anticipate that such activities will be undertaken in order to more effectively compete.

Our Veterinary Product Distribution Operations

   Vertical Health Solutions distributes its products out of a 5,200 square foot facility in Largo, Florida. This location is strategically located to enable us to deliver approximately 90% of the product to our customers with next day delivery, shipped via UPS ground service. The remaining product (typically large over-the-counter orders) is distributed via bulk shipments using common carriers. In all instances, minimum order quantity is required to offset delivery costs and ensure profitability.

Industry Background

   According to a study for the American Veterinary Medical Association conducted by KPMG LLP in May 1999 which is available through the American Veterinary Medical Association, there are approximately 65,000 veterinarians practicing at 22,400 animal health clinics in the United States. The majority, approximately 65% of veterinarians work in private animal health clinics specializing in small animals, predominately companion pets. The average veterinary practice generates between $500,000 and $750,000 of annual revenue and employs two veterinarians, two veterinarian technicians and four to five other employees. These practices purchase between $80,000 and $120,000 of supplies each year but cannot afford to maintain a large supply of inventory on hand. According to Fountain Agricounsel, LLC, a leading management consulting firm to agribusiness, revenues for the supply of drugs, biologicals, and nutritional additives and supplements in the companion animal health segment have more than doubled in value since 1990 to reach an estimated value of $5.0 billion in 2000. We provide supplies for private clinical practices in this business segment.

   Based on the information provided by the KPMG LLP and Fountain Agricounsel, LLC studies, we believe that the companion animal market is growing considerably. Several new therapeutic and preventative products, particularly nutriceuticals (nutritional pharmaceuticals), have contributed to most of this increased sales volume. According to Fountain Agricounsel, LLC, sales of companion products have increased from 25% to 35% of the total U.S. market during the five year period ended in the year 2000.

Business Strategy

   We intend to become a leading supplier of animal health products to veterinary clinics by offering a comprehensive assortment of products and customized private label programs at competitive prices with superior levels of customer service.We believe our customized private labeling program will appeal to veterinary clinics seeking to increase profitability while providing additional marketing for their clinics.

   We anticipate that this strategy will provide us a competitive advantage by combining a broad product selection with economical prices and support from efficient operations.

Facilities

   We lease approximately 5200 square feet of office and warehouse space, located at 6925 112/th Circle North, Ste 102, Largo, Florida 33773, which serve as our principal administrative, marketing and customer service facilities. This lease is in effect until February 2003, at an annual cost of approximately $29,178 per year. /

Marketing and Sales


   In the fiscal year ended December 31, 2001, approximately 88 percent of our total sales were to veterinary clinics and approximately 12 percent were to distributors. Our geographical market is defined as the continental United States, however initial concentration has been on accounts in the southeast and northwest region of the United States.


   LabelClick, Inc. utilizes a combination of inside sales and marketing, field sales calls, and independent contractors for its sales and marketing efforts. Most of our sales are accomplished through our in-house sales efforts. All of LabelClick's sales efforts focus on retaining the existing sales base and developing new customers.

   We also maintain a website, vetmarket.com, which was designed and developed to enhance our overall customer service and to increase operational efficiency. It allows our clients to access our online product catalog, review item pricing and descriptions, purchase items, submit an online credit application, edit customer information, view order history and status and track orders. This area is also used as a means of communicating current specials and incentives as well as answering frequently asked questions and displaying our terms and conditions.

   Upon completion of this offering we will employ approximately five persons to act as our direct sales force and target potential veterinary clinic customers. We also intend to maintain an in-house telesales group of approximately four persons for use in customer prospecting, lead generation and lead follow-up.

Sources of Supply

   Effectively managing supplier relationships is a critical success factor to our objective of offering a broad product mix at competitive prices. The veterinary market is made up of a fragmented and diverse supplier base who need value-added distribution to be successful and accordingly are attracted to our high quality sales force. We obtain our core distributed veterinary products from a limited number of suppliers and manufacturers and its arrangements with suppliers can be generally characterized as having limited rather than exclusive geographic territories.

Competition

   Competition in the veterinary product distribution industry is intense. We primarily use "ethical" distribution channels, which involve sales to licensed veterinarians for use in their professional practice, rather than "OTC" distribution channels, which are characterized by sales to the animal owner or end user of the products. Our customers, licensed practicing veterinarians, compete with OTC distributors to sell products to the animal owner. We do not sell products directly to animal owners and consequently do not compete with its customer for these sales. Although we are aware of less than five other companies which offer custom private label services for the companion animal market, we compete against numerous distribution companies that use ethical channels to offer products similar to ours at comparable prices in our geographical distribution areas. Most of these companies are substantially greater in size and have significantly more resources than Vertical Health. In addition to competition from other distributors, we face existing and potentially increasing competition from manufacturers and suppliers who distribute some percentage of their products directly to veterinarians. The barriers to entry in our market are minimal, once a customer base of veterinarians is developed or acquired.

   We strive to distinguish ourselves from our competitors based on several criteria, including high quality customer service, the value-added services of custom labels and brochures and competitive product pricing. We believe that the company primarily differentiates itself from its competition based on its value-added strategy of providing customized private labeling programs to our customers for help in marketing their veterinary clinics, and through its experienced and motivated sales force. The use of custom private labels by veterinarians permits them to offer their products at higher margins than generic or mass market products.

   We believe that the role of the animal health distributor has changed dramatically in the last decade. We feel that successful distributors now present their products to clients in a consultative context, rather than focusing strictly on product sales. We believe that there is excess capacity in the animal health distribution industry, although there have been few animal health distributor mergers or acquisitions, and we view declining profit margins in the pharmaceutical product segment of our industry as an indicator of this trend. Although pharmaceutical products account for less than five percent of our sales, the declining profit margins in this segment may be symptomatic of potential problems throughout the industry. To counteract this situation, we focus on adding value to the distribution channel through private labeling, reducing existing redundancies and eliminating unnecessary costs associated with product movement which occurs when multiple layers of a distribution channel are required before the product reaches its ultimate purchaser. By selling directly to veterinarians rather than through various layers of distributors, we reduce distribution costs and increase margins.

Trademarks and Registered Domain Names

   We have filed for the federally registered trademarks Vitality Systems and Chondro-Flex which would provide for 17 years of protection for these names. We believe that protecting our trademarks and registered domain names is crucial to our business strategy of building strong brand name recognition and that such trademarks have significant value in the marketing of our products.

   Our policy is to pursue registrations of all the trademarks associated with our key products. We rely on common law trademark rights to protect our unregistered trademarks. Common law trademark rights generally are limited to the geographic area in which the trademark is actually used, while a United States federal registration of a trademark enables the registrant to stop the unauthorized use of the trademark by any third party anywhere in the United States. Furthermore, the protection available, in foreign jurisdictions may not be as extensive as the protection available to us in the United States.

   Although we seek to ensure that we do not infringe upon the intellectual property rights of others, there can be no assurance that third parties will not assert intellectual property infringement claims against us. Any infringement claims by third parties against us may have a materially adverse affect on our business, financial condition, results of operations and cash flows.

Government Regulatory Matters

   State and federal government agencies regulate the distribution of many of our animal health products. Specifically, the U.S. Department of Agriculture, the Food and Drug Administration and the Drug Enforcement Administration are charged with regulating our industry and the distribution of certain of our products. In particular, they regulate the formulation and purity of our products, which are subject to review during the manufacturing process. In addition, several State Boards of Pharmacy require us to obtain appropriate licensing for the sale of animal health products in their jurisdiction, as well as requiring us to collect sales and use taxes on our product sales therein. However, since we do not directly manufacture the products we sell, we are not subject to the stringent Federal and state laws which regulate the manufacturing process, nor are we required to undergo regular inspections or certifications of our facilities or our activities. Finally, we are subject to federal and state labor regulations governing our relationship with employees, including minimum wage requirements, overtime, working conditions and citizenship requirements.

   We may be subject to additional laws or regulations by the Food and Drug Administration or other Federal, state or foreign regulatory authorities. Furthermore, we could be subject to the repeal of laws or regulations which we consider favorable, such as the Dietary Supplement Health and Education Act of 1994, or more stringent interpretations of current laws or regulations, from time to time in the future. We are unable to predict the nature of such future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. The Food and Drug Administration or other governmental regulatory bodies could, however, require:

    .  the reformulation of certain products to meet new standards;

    . the recall or discontinuance of certain products which are not able to be reformulated;

    .  the imposition of additional record keeping requirements;

    .  the expanded documentation of the properties of certain products; or

    . expanded or different labeling and scientific substantiation requirements.

   Any or all of such requirements could have a materially adverse affect on our business.

Employees

   We currently employ nine full time employees and one consultant including managerial and operations personnel. None of our employees are covered by a collective bargaining agreement and we believe we have good relations with our employees.

Legal Matters

   From time to time we are subject to litigation incidental to our business including possible product liability claims. Such claims, if successful, could exceed applicable insurance coverage. We are not currently a party to any legal proceedings that we consider to be material.

                                  MANAGEMENT

Executive Officers, Directors, Director Nominees and Key Employees

   Our executive officers, directors and key employees and their ages and positions as of September 30, 2001, are as follows:

            Name          Age                   Position
            ----          ---                   --------
     Stephen M. Watters.. 35  Chief Executive Officer, Director
     Brian T. Nugent..... 27  President, Chief Operating Officer, Director
     Lynn Watson......... 25  Vice President of Marketing, LabelClick, Inc.
     Woodrow Paul Gephart 43  Chief Financial Officer
     Jugal K. Taneja..... 57  Consultant, Director
     Bruce Schindler..... 57  Director
     Richard Edelman..... 60  Director

   Stephen M. Watters has served as our Chief Executive Officer, and Director since our inception. Mr. Watters has also served as Chief Executive Officer and Secretary of LabelClick, Inc. since its inception. Prior to working with us, Mr. Watters was the Chief Executive Officer, President and a Director of Drugmax, Inc. from that company's inception in September 1998 until August 2000, and currently serves as a director and consultant to that company. DrugMax is a publicly-held company operating as an online business to business wholesaler and retailer of pharmaceuticals, over-the counter drugs, health and beauty care products and private label dietary supplements. From September through November 1998, Mr. Watters served as Vice President of Finance of Dynamic Health Products, Inc., a nutriceutical products company. Prior to that, he worked in the investment banking and brokerage businesses, serving as Vice President of Sales for Gilford Securities from February 1998 to September 1998; Vice President of Sales for Hobbs, Melville Corp. from November 1997 to February 1998; and as branch manager for sales, with Schneider Securities, Inc. from 1995 to 1997. From April 1992 to March 1995, Mr. Watters was employed by Bancapital Corp. as an investment banker. He received his Executive Masters of Business Administration degree from Case Western Reserve University in 1997.

   Brian T. Nugent has served with us since our inception in March 2000 and has served as our President and Chief Operating Officer since April 2001. Mr. Nugent has also served as President and Treasurer of LabelClick, Inc. since its inception. Prior to joining Vertical Health Solutions, Mr. Nugent spent three years working in management for the Tampa Bay Buccaneers of the National Football League where he was responsible for establishing business relationships and managing daily operations. He received his Bachelors of Science in Multi-National Business from the Florida State University in 1997.

   Lynn Watson has served as our Vice President of marketing and sales since August 2000. Prior to joining us, Ms. Watson worked with Herbal Health Products, Inc., a natural supplement distributor from December 1998 to August 2000, as operations manager. From July 1997 to December 1998, she was the Director of Sales and Marketing for Vitality Systems, a veterinary product manufacturer and distributor. Prior to Vitality Systems, Ms. Watson was employed from December 1996 to July 1997 as a Database Manager for Triad Research & Consulting, a real estate investment company.

   Woodrow Paul Gephart, CPA, has served as our Chief Financial Officer since August 2001. Prior to joining us, Mr. Gephart served as Chief Financial Officer, Controller and Vice President - Finance with ASI Building Products, Inc., a manufacturer and wholesaler of building products, from January 1989 to July 2000. Mr. Gephart was Chief Financial Officer from January 2001 to August 2001 of MaxxAir Vent Corp, a manufacturer of injected molded products. From January 1988 to January 1989 and again from August 2000 to December 2000,

Mr. Gephart practiced as a Certified Public Accountant with his own firm. He is an instructor for the Becker Conviser CPA Review Course, a position that he has held since 1987. Mr. Gephart holds a Bachelors of Science degree in Accounting from Duquesne University and a Masters of Taxation from Georgia State University.


   Jugal K. Taneja has served as a Director and consultant since our inception in March 2000. From January 1998 until June 1998 and since November 1999, Mr. Taneja has served as the Chief Executive Officer of Dynamic Health Products, Inc., a nutriceutical products company and has served as its Chairman since January 1998. Since June 1998, he has served as Chairman and a director of its former subsidiary Go2Pharmacy, Inc., a manufacturer of nutritional and health products. Since 1999, Mr. Taneja has served as a director of EoNet Media, Inc., a technology solutions and healthcare information provider for the electronic health marketplace. He serves as Chairman of the Board of DrugMax.com, Inc., and since October 2000 has served as DrugMax's Chief Executive Officer. He previously served as DrugMax's Chief Executive Officer from its inception in October 1993 through April 1995, and again from January 1996 until August 1999. Further, he served at various times over the years as DrugMax's President and Secretary. DrugMax is a publicly-held company operating as an online business to business wholesaler and retailer of pharmaceuticals, over-the-counter drugs, health and beauty care products and private label dietary supplements. From November 1991 until December 1998, he served as the Chief Executive Officer of NuMed Home Health Care, Inc., a provider of home health care services and contract staffing of health care employees. Mr. Taneja holds degrees in Petroleum Engineering, Mechanical Engineering, and a Masters in Business Administration from Rutgers University.


   Richard W. Edelman has been a Director since November 2001. He has been managing director and Dallas, Texas Branch Manager of Sanders Morris Harris, a stock brokerage firm, since January 2001. From March 1987 to June 1996, and from June 1997 to January 2001, he was a senior vice president, branch manager, and security analyst at Southwest Securities Inc. in Dallas, Texas. From June 1996 to June 1997, he was a senior vice president in Rodman and Renshaw, Inc., a stock brokerage firm in Dallas. From March 1980 to early 1987, Mr. Edelman was a securities analyst and vice president at Schneider Bernett & Hickman, a Dallas, Texas stock brokerage firm. Mr. Edelman currently serves on the Board of Directors of Merit Medical Systems, Inc. based in Salt Lake City, Utah. He received a MBA degree from Columbia Graduate School of Business in New York City in 1966, and graduated from Claremont McKenna College, Claremont, CA in 1963.

   Bruce L. Schindler has been a Director since November 2001. For the past 20 years, Mr. Schindler has devoted his efforts to investment banking opportunities working both internally and externally with a wide range of public and private companies. Mr. Schindler serves on the Board of Directors of two private companies, National Diabetic Assistance Corp., a leading Medicare provider of diabetic medical supplies and Vistaescape Technologies, a high-technology surveillance company.

Employment and Consulting Agreements


   We currently maintain employment agreements with Mr. Watters, for his services as our Chief Executive Officer, Mr. Nugent, for his services as our President and Chief Operating Officer, and a consulting agreement with Mr. Taneja, one of our Directors. In September 2000, we entered into a three-year employment agreement with Mr. Watters at an initial annual base salary of $150,000, plus an annual performance bonus and stock options to be determined by the Board of Directors. Also in September 2000, we entered into a three-year consulting agreement with Mr. Taneja at an initial annual consulting fee of $100,000. In April 2001, we entered into a three-year employment agreement with Mr. Nugent at an initial annual base salary of $100,000, plus annual performance bonus and stock options to be determined by the Board of Directors.




   All of our employees are and will be permitted to participate in our benefits and employee benefit plans that may be in effect from time to time, to the extent eligible, and each employee is entitled to receive an annual bonus as determined in the sole discretion of our Board of Directors based on the Board's evaluation of the employee's performance and our financial performance.

Executive Compensation


   The following table sets forth certain information regarding compensation earned by Stephen Watters (the "Named Executive Officers"), during the fiscal year ended December 31, 2001:


                          SUMMARY COMPENSATION TABLE


                                             Fiscal Year  Annual Compensation
                                                Ended     --------------------
        Name and Principal Position          December 31, Salary ($) Bonus ($)
        ---------------------------          ------------ ---------- ---------
 Stephen M. Watters, Chief Executive Officer     2001      $150,000     --
                                                 2000      $ 50,000     --



   On December 31, 2001, Mr. Watters received 200,000 shares of series A preferred stock in lieu of $200,000 of accrued salary for the two years ended December 31, 2001.


Board Committees and Compensation

   From our inception until the date of this prospectus, our directors did not and will not receive any compensation for their services as a director. Recently, the Board of Directors approved the following arrangements for the compensation of our directors. Commencing on the effective date of this offering, directors shall receive $500 for each meeting of the board of directors that they attend, plus reimbursement of their reasonable out-of-pocket expenses incurred in connection with such meetings. Additionally, each non-employee member of a committee of the board of directors shall receive a fee of $100 per committee meeting that he or she attends. Upon this offering, each non-employee director will also receive stock options under our stock option plan to purchase 10,000 shares of common stock, exercisable at the initial public offering price of shares offered hereby.

   Our Board has an audit committee consisting of Messrs. Edelmen and Schindler.

Compensation Pursuant to Plans


   2001 Stock Option Plan. In January, 2001, our board of directors adopted the 2001 Stock Option Plan, which has been approved by our shareholders. The purpose of the 2001 plan is to enable us to attract and retain top-quality employees, officers, directors and consultants and to provide such employees, officers, directors and consultants with an incentive to enhance stockholder return. The 2001 plan provides for the grant to our officers, directors, or other key employees and consultants, of options to purchase up to an aggregate of 133,333 shares of common stock.


   The 2001 plan may be administered by the board of directors or a committee of the board, which has complete discretion to select the optionees and to establish the terms and conditions of each option, subject to the provisions of the 2001 plan. Options granted under the 2001 plan may be "incentive stock options" as defined in Section 411 of the Internal Revenue Code of 1986 or so-called nonqualified options.

   The exercise price of incentive stock options may not be less than 100% of the fair market value of the common stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the company). The Internal Revenue Code currently limits to $100,000 the aggregate value of common stock that may be acquired in any one year pursuant to incentive stock options under the 2001 plan or any other option plan adopted by the company. Nonqualified options may be granted under the 2001 plan at an exercise price of not less than 100% of the fair market value of the common stock on the date of grant. Nonqualified options also may be granted without regard to any restriction on the amount of common stock that may be acquired pursuant to such options in any one year.

   Subject to the limitations contained in the 2001 plan, options become exercisable at such times and in such installments as the board or committee shall provide in the terms of each individual stock option agreement. The board or committee must also provide in the terms of each stock option agreement when the option expires and becomes unexercisable, and may also provide the option expires immediately upon termination of employment for any reason. No option held by directors, executive officers or other persons subject to Section 16 of the Securities Exchange Act of 1934 may be exercised during the first six months after such option is granted.

   Unless otherwise provided in the applicable stock option agreement, upon termination of employment of an optionee, all options that were then exercisable would terminate three months (twelve months in the case of termination by reason of death or disability) following termination of employment. Any options which were not fully vested and exercisable on the date of such termination would immediately be cancelled concurrently with the termination of employment.

   Options granted under the 2001 plan may not be exercised more than ten years after the grant (five years after the grant if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of our capital stock). Options granted under the 2001 plan are not transferable and may be exercised only by the respective grantees during their lifetime or by their heirs, executors or administrators in the event of death. Under the 2001 plan, shares subject to cancelled or terminated options are reserved for subsequently granted options. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends. The 2001 plan is effective for ten years, unless sooner terminated or suspended.

Director and Officer Indemnification

   Our articles of incorporation provide that we will indemnify our officers, directors and other eligible persons to the fullest extent permitted under the laws of the state of Florida. We have also entered into indemnification agreements with each of our current directors and executive officers which will provide for indemnification of, and advancement of expenses to, such persons for expenses and liability incurred by them by reason of the fact that they are or were a director, officer, or shareholder of Vertical Health Solutions, Inc., including indemnification under circumstances in which indemnification and advancement of expenses are discretionary under Florida law.

   We believe that it is the position of the Securities and Exchange Commission that, insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, the provisions are against public policy as expressed in the Securities Act of 1933 and are, therefore, unenforceable.

                  TRANSACTIONS INVOLVING OFFICERS, DIRECTORS
                          AND PRINCIPAL SHAREHOLDERS

   Prior to this offering, we entered into transactions and business relationships with certain of our officers, directors and principal stockholders or their affiliates. We believe that all of the transactions were on terms no less favorable than we could have obtained from independent third parties. At the time such transactions were approved, we lacked sufficient independent directors to approve the transactions. Any future transactions between us and our officers, directors or affiliates will be subject to approval by a majority of disinterested directors or stockholders and on terms no less favorable than could be obtained from third parties.

   In March 2000, we entered into a consulting agreement with Jugal K. Taneja, a member of our board of directors. The agreement is for a term of three years, at an initial annual consulting fee of $100,000.

   In July 2000, we purchased certain inventory and a customer base from Herbal Health Products Inc., a wholly-owned subsidiary of Dynamic Health Products, Inc., a company affiliated with Jugal K. Taneja, for a total purchase price of $500,000. Payment was in the form of $75,000 in cash and two promissory notes totaling $425,000. The first promissory note is in the principal amount of $75,000 and bears interest at 10% per annum. Principal and interest were payable monthly commencing November 27, 2000, in the amount of $7,500 per month until the note is paid in full. The second promissory note is in the principal amount of $350,000 and bears interest at 10% per annum. Principal and interest are payable upon the completion of our initial public offering, or October 1, 2002 which ever is earlier. The notes are secured by our business assets. We did not receive, nor did we seek, an independent appraisal or valuation of the value of the assets acquired or the stock issued in this transaction.


   From time to time, we purchase products from Go2Pharmacy, Inc. Mr. Taneja, one of our principal stockholders and directors is a principal stockholder, Chairman and director of Go2Pharmacy, Inc. For the years ended December 31, 2000 and December 31, 2001, purchases from Go2Pharmacy, Inc. totaled $77,707 and $60,574, respectively.



   In consideration of services provided to us, in May 2001, we issued a warrant to each of Messrs. Watters and Taneja to purchase 100,000 shares of our common stock for $2.81 per share. The warrants are exercisable until May 2005.


   On or about December 1, 2001, each of Messrs. Watters and Taneja loaned us the sum of $50,000. These amounts accrue interest at the rate of 9% per year and will be repaid from the proceeds of this offering.


   On December 31, 2001, Steven Watters, Brian Nugent and Jugal K. Taneja each agreed to accept shares of our series A perferred stock in exchange for amounts owing to them pusuant to their employment or consulting agreements through December 31, 2001. The value of accrued compensation exchanged was as follows:



                                  Accrued    Shares of Series A
                Name            Compensation  Preferred Stock
                ----            ------------ ------------------
                Steven Watters. $200,000.00       200,000
                Brian Nugent... $ 37,500.00        37,500
                Jugal K. Taneja $133,333.33       133,333

                       SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS


   The following table sets forth the beneficial ownership of Vertical Health Solutions voting securities as of the closing date of this offering, by each person known by us to beneficially own 5% or more of the outstanding shares of our voting securities, each of our directors, our named executive officers, and all directors and executive officers as a group. As of December 31, 2001, there were 1,863,111common shares issued and outstanding. The information set forth in the table and accompanying footnotes has been furnished by the named beneficial owners.



                                                                         Amount   Percent  Percent
                                                                       and Nature of Class of Class
                                                                           of      Before   After
                                                                       Beneficial Offering Offering
           Name of Beneficial Owner                                    Ownership    (%)      (%)
           ------------------------                                    ---------- -------- --------
Stephen Watters.......................................................   629,029    31.5%    19.4%
Brian T. Nugent.......................................................    85,859     4.6      2.8
Jugal K. Taneja.......................................................   477,499    24.1     14.8
Bruce L. Schindler....................................................   123,333     6.6      4.0
Richard Edelman.......................................................    43,333     2.3      1.4
All executive officers and directors as a group (7 persons)........... 1,372,386    64.0     40.5


   Except as otherwise indicated, the address of each beneficial owner is c/o Vertical Health Solutions, Inc., 6925 112/th/ Circle North, Ste. 102, Largo, FL 33773.

   Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to the shares shown. Except where indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of voting securities shown as beneficially owned by them.


   Of the shares beneficially owned by Mr. Watters, 445,111 shares are owned by SMW Capital Group Limited Partnership, a company owned and controlled by Mr. Watters, and 53,333 shares are owned by Kristen Watters, Mr. Watters wife. Mr. Watters disclaims beneficial ownership of the shares registered in the name of his wife. Includes 100,000 shares issuable upon exercise of presently exercisable warrants to purchase common stock at $2.81 per share and 31,250 shares issuable upon conversion of series A preferred stock, assuming a market price of $8.00 per share.



   Of the shares beneficially owned by Mr. Nugent, 22,222 shares are owned by Julie Nugent, Mr. Nugent's wife. Mr. Nugent disclaims beneficial ownership of the shares registered in the name of his wife. Includes 5,859 shares issuable upon conversion of series A preferred stock, assuming a market price of $8.00 per share.



   Of the shares beneficially owned by Mr. Taneja, 66,667 shares are owned by Manju Tanaja, Mr. Taneja's wife, 66,667 shares are owned by Carnegie Capital LLC, a company owned and controlled by Mr. Taneja, and 84,445 shares are owned by Bryan Capital Limited Partnership, a company wholly-owned by Dynamic Health Products, Inc., a public company which is controlled by Mr. Taneja. Mr. Taneja disclaims beneficial ownership of the shares registered in the name of his wife. Includes 100,000 shares issuable upon exercise of presently exercisable warrants to purchase common stock at $2.81 per share and 20,833 shares issuable upon conversion of series A preferred stock, assuming a market price of $8.00 per share.



   Of the shares beneficially owned by Mr. Schindler, 106,667 shares are owned by Judi Schindler, Mr. Schindler's wife, 6,667 shares are held in a custodial account for Ryan D. Schindler, Mr. Schindler's son, and 10,000 shares are issuable upon exercise of an option to be granted to Mr. Schindler as of the date of this prospectus. Mr. Schindler disclaims beneficial ownership of the shares owned by and for his wife and son.

   Of the shares beneficially owned by Mr. Edelman, 10,000 shares are issuable upon exercise of an option to be granted to Mr. Edelman as of the date of this prospectus.

                         DESCRIPTION OF CAPITAL STOCK


   Vertical Health Solutions' authorized capital stock consists of 53,000,000 shares of capital stock, par value $.001, of which 48,000,000 shares are common stock shares and 5,000,000 shares are preferred stock shares that may be issued in one or more series at the discretion of the Board of Directors. As of the date hereof 1,863,111 shares of common stock and 370,833 shares of series A preferred stock were issued and outstanding.


Common Stock

   The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders. The holders of common stock are entitled to receive dividends ratably, when, as and if declared by the Board of Directors, out of funds legally available therefor. In the event of a liquidation, dissolution or winding-up of Vertical Health Solutions, the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

   The holders of shares of common stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are, and the shares of common stock offered by Vertical Health Solutions hereby, when issued against the consideration set forth in this prospectus, will be, validly issued, fully-paid and non-assessable.

Preferred Stock


   Shares of preferred stock may be issued from time to time in one or more series as may from time to time be determined by our Board of Directors. Our Board of Directors has authority, without action by the shareholders, to determine the voting rights, preferences as to dividends and liquidation, conversion rights and any other rights of such series. Any preferred shares, if and when issued in the discretion of the board of directors, may carry voting, conversion or other rights superior to those of the shares of common stock and may adversely affect the voting power and rights of the common stockholders. There are no shares of preferred stock currently outstanding, except as set forth below.



   Series A Preferred Stock We have designated and are authorized to issue 1,000,000 shares of series A preferred stock, par value $.001 per share, of which 370,833 shares are validly issued, fully paid, nonassessable and outstanding as of the date of this prospectus. Holders of the series A preferred stock are entitled to a 10% cumulative annual dividend, payable when declared by the board of directors. Holders of the series A preferred stock will vote together with the holders of common stock with respect to all matters as to which such shareholders vote, with each share of series A preferred stock entitled to one vote. Upon liquidation, dissolution or winding-up of our company, holders of series A preferred stock will be paid an amount equal to the price they paid for their series A preferred stock, together with declared but unpaid dividends, before any payment its made with respect to our common stock. We may redeem the shares of our series A preferred stock in whole or in part, at a price equal to 120% of the original purchase price of the shares. Shares of series A preferred stock are convertible at the sole option of the holder into shares of our common stock. The conversion rate equals the purchase price of the series A preferred stock, divided by 80% of the prior 30 day average market price of the common stock.


Outstanding Warrants and Options


   As of the date of this prospectus, there were no outstanding warrants or options to purchase our common stock, except warrants to purchase 200,000 shares of common stock exercisable at $2.81 per share.

Certain Provisions of Florida Law

   Vertical Health Solutions is subject to several anti-takeover provisions under Florida law that apply to a public corporation organized under Florida law, unless the corporation has elected to opt out of those provisions in its articles of incorporation or bylaws. The Company has not elected to opt out of those provisions. The Florida Business Corporation Act prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a "control share acquisition" unless the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors, or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more but less than one-third of such voting power; (ii) one-third or more but less than a majority of such voting power; and (iii) more than a majority of such voting power.

   The Florida Business Corporation Act also contains an "affiliated transaction" provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder; (ii) the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years; or (iii) the transaction is approved by the holders of two-thirds of the corporation's voting shares other than those owned by the interested shareholder. An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation's outstanding voting shares.

Transfer Agent and Registrar

   Registrar and Transfer Company, in Cranford, New Jersey, serves as transfer agent and registrar for our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

Shares Outstanding and Freely Tradable After Offering


   Upon completion of this offering, we will have 3,113,111 shares of common stock outstanding. The 1,250,000 shares to be sold by Vertical Health Solutions in this offering will be freely tradable without restriction or limitation under the Securities Act, except for any such shares held by "affiliates" of Vertical Health Solutions, as such term is defined under Rule 144 of the Securities Act, which shares will be subject to the resale limitations under Rule 144. All of the remaining outstanding shares are "restricted securities" within the meaning of Rule 144 and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. All of these restricted shares of common stock will become eligible for resale under Rule 144 one year from the date that the securities offered herein are declared "effective" by the Securities and Exchange Commission.


   Prior to this offering, there were approximately 30 stockholders of record.

Rule 144


   In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including an affiliate of the Company, would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of 1% of the then-outstanding shares of common stock (approximately 31,131 shares after this offering) and the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Commission, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about the Company are satisfied. In addition, affiliates of the Company must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through the use of one or more intermediaries controls, or is controlled by, or is under common control with, such issuer. Under Rule 144(k), a holder of "restricted securities" who is not deemed an affiliate of the issuer and who has beneficially owned shares for at least two years would be entitled to sell shares under Rule 144(k) without regard to the limitations described above.

Form S-8 Registration of Options

   We intend to file a registration statement on Form S-8 covering the shares of common stock that have been reserved for issuance under its 2001 Stock Option Plan, which would permit the resale of such shares in the public market.

Effect of Substantial Sales on Market Price of Common Stock

   We are unable to estimate the number of shares that may be sold in the future by our existing shareholders or the effect, if any, that such sales will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock, or the prospect of such sales, could adversely affect the market price of the common stock.

Lock-Up Agreements


   In connection with this offering, our officers, directors and principal stockholders have entered into lock-up agreements with Kashner Davidson under which they have agreed not to offer, sell or otherwise dispose of any such shares of common stock, any options or any warrants to acquire any shares of common stock owned by them for a period of 24 months after the date of this prospectus. Kashner Davidson may, in its sole discretion and at any time without notice, release all or a portion of the securities subject to such lock-up agreements, but they have no current plans to do so. In addition, Stephen Watters, Brian Nugent and Jugal K. Taneja (through entities controlled by him), have agreed to return up to an aggregate of 210,000 shares of our common stock if we do not meet certain performance criteria. Upon any such return of shares to us such shares will be cancelled and return to authorized but unissued status.


   To satisfy the requirement of several state securities regulators, Vertical Health and all of our current officers, directors and 5% stockholders have agreed that they will not, for a period of two years after the date of this prospectus, offer, pledge, sell, contract a sale, grant any option for the sale of, or otherwise dispose of, directly or indirectly, shares of the common stock held by them, or any security or other instrument by which its terms is convertible into, exercisable for, or exchangeable for shares of common stock. Further, such persons acknowledged that, commencing two years from the completion date of the public offering, two and one half percent (2 1/2%) of the common stock may be released each quarter for the next two years. All remaining shares of common stock that are subject to this lock up arrangement shall be released on the anniversary of the fourth year from the completion of this offering. Under certain conditions, including the listing of our common stock on a national stock exchange, such shares can be released from lock up at an earlier date.

                                 UNDERWRITING

   Subject to the terms and conditions set forth in the underwriting agreement, the underwriters named below, for whom Kashner Davidson is acting as representative, have agreed to purchase from Vertical Health Solutions, and Vertical Health Solutions has agreed to sell to the underwriters, the number of shares of common stock set forth opposite each underwriter's name below, excluding shares set aside for options granted for over-allotments.

                                                                      Number of
Underwriters                                                           Shares
------------                                                          ---------
Kashner Davidson Securities Corporation..............................
                                                                      ---------
Total................................................................ 1,250,000
                                                                      =========

   The underwriting agreement provides that the obligations of the several underwriters thereunder are subject to certain conditions precedent, including the absence of any material adverse change in Vertical Health Solutions business and the receipt of certain certificates, opinions and letters from Vertical Health Solutions counsel and independent public accountants. The nature of the underwriters' obligation is such that they are committed to purchase and pay for all the shares of common stock if any are purchased.


   Vertical Health Solutions has been advised by the representative that the underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain securities dealers at such price less a concession not in excess of
$[      ] per share. The underwriters may allow, and such selected dealers may
reallow, a discount not in excess of $[      ] per share to certain brokers and
dealers. No change in such terms shall change the amount of proceeds to be received by Vertical Health Solutions as set forth on the cover page of this prospectus. The total offering proceeds will equal $10,000,000, less commissions and non-accountable expenses totaling $1,300,000, resulting in proceeds of $8,700,000. After deducting other expenses of the offering in the amount of $400,000, our net proceeds would be $8,300,000.



   We have granted the underwriter an option, which may be exercised within 45 days after the date of this prospectus, to purchase up to 187,500 additional shares of common stock to cover over-allotments, if any, at the initial public offering price, less the underwriting discount set forth on the cover page of this prospectus. If the underwriter exercises its over-allotment option to purchase any of these additional 187,500 shares of common stock, these additional shares will be sold by the underwriter on the same terms as those on which the shares offered by this prospectus are being sold. If the over-allotment option is exercised in full, the total offering proceeds will equal $11,500,000, less commissions and non-accountable expenses totaling $1,495,000, resulting in proceeds of $10,005,000. After deducting other expenses of the offering in the amount of $400,000, our net proceeds would be $9,605,000. We will be obligated, under the terms of the over-allotment option, to sell shares to the underwriter if the underwriter exercises their over-allotment option. The underwriter may exercise its over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered by this prospectus.


   Vertical Health Solutions has agreed to issue to the representative, warrants to purchase up to 125,000 shares of common stock at an exercise price per share equal to 165% of the initial public offering price of the shares in this offering. The exercise price of the representative's warrants has been determined by negotiations between Vertical Health Solutions and the representative. The exercise price of the representative's warrants is one of the factors used by the National Association of Securities Dealers, Inc. under its Corporate Financing Rule to determine whether the total compensation paid to an underwriter and its associated and related persons for services in connection with a public offering is excessive. The sole factor considered by Vertical Health Solutions and the representative in negotiating the exercise price of the representative's warrants in this offering was to select an amount that would not be considered excessive under the National Association of Securities

Dealers, Inc.'s Corporate Financing Rule in light of the total compensation payable by Vertical Health Solutions in connection with this offering. The representative's warrants will be exercisable for a period of four years commencing one year after the date of this prospectus. The representative's warrants include a "net" exercise provision permitting the holders to pay the exercise price by cancellation of a number of shares with a fair market value equal to the exercise price of the representative's warrants. The holders of the representative's warrants will have no voting, dividend or other stockholder rights until the representative's warrants are exercised. In addition, Vertical Health Solutions has granted certain rights to the holders of the representative's warrants to register the common stock underlying the representative's warrants under the Securities Act. Vertical Health Solutions has agreed to pay the representative a non-accountable expense allowance of 3% of the total offering proceeds from the sale of shares of common stock by them, of which $25,000 has been paid to date.

   Vertical Health Solutions has agreed to retain Kashner Davidson as a financial consultant for a period of twenty-four months to commence on the closing of this offering, at a monthly fee of $5,000, all $120,000 of which shall be payable in advance on the closing of this offering. Pursuant to this agreement, Kashner Davidson will be obligated to provide general financial advisory services to us on an "as needed" basis with respect to possible future financings or acquisitions and related matters. The agreement does not require Kashner Davidson to provide any minimum number of hours of consulting services.

   The representative has advised Vertical Health Solutions that it does not expect any sales of the shares of common stock offered hereby to be made to discretionary accounts controlled by the underwriters.

   Vertical Health Solutions' common stock has not been quoted or traded on any securities market prior to this offering. Accordingly, Vertical Health Solutions is determining the price of the common stock in this offering in the same manner that the price of common stock offered in an initial public offering is determined through consultation and negotiation with the representative of the underwriters. Among the factors to be considered in such negotiations are the preliminary demand for the common stock, the prevailing market and economic conditions, Vertical Health Solutions' results of operations, estimates of its business potential and earnings prospects, the present state of its business operations, an assessment of its management, the number of shares of common stock being offered and the total number of shares to be outstanding upon completion of this offering, the price that purchasers might be expected to pay for the common stock given the nature of Vertical Health Solutions and the general condition of the securities markets at the time of the offering, the consideration of these factors in relation to the market valuation of comparable companies in related businesses or whose operations are conducted in the same geographic area as those of Vertical Health Solutions and the current condition of the markets in which Vertical Health Solutions operates. There can be no assurance that an active trading market will develop for the common stock after this offering or that the common stock will trade in the public market subsequent to this offering at or above the initial public offering price.

   Application has been made to list the common stock for quotation on The Nasdaq SmallCap Stock Market under the symbol "VETT" and on the Boston Stock Exchange under the symbol "RXA."

   The underwriting agreement provides that Vertical Health Solutions will indemnify the underwriters and their controlling persons against certain liabilities under the Securities Act or will contribute to payments the underwriters and their controlling persons may be required to make in respect thereof. Vertical Health Solutions is generally obligated to indemnify the underwriters and their respective controlling persons in connection with losses or claims arising out of any untrue statement of a material fact contained in this prospectus or in related documents filed with the Securities and Exchange Commission or with any state securities administrator or arising out of any omission to state in any of such documents any material fact required to be stated in such documents or necessary to make the statements made in such documents, in light of the circumstances under which they were made, not misleading. In addition, Vertical Health Solutions is generally obligated to indemnify the underwriters and their respective controlling persons in connection with losses or claims arising out of any breach of any representation, warranty agreement or covenant of Vertical Health Solutions contained in the underwriting agreement.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for Vertical Health Solutions by Sichenzia Ross Friedman Ference LLP, New York, New York. Gersten, Savage, Kaplowitz, Wolf & Marcus LLP has acted as counsel for the underwriter in connection with this offering.

                                    EXPERTS

   Vertical Health Solutions' financial statements as of and for the year ended December 31, 2000, included in this prospectus have been audited by Stark Winter Schenkein & Co., LLP, independent public accountants, as stated in their report appearing herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

   Vertical Health Solutions is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

   Vertical Health Solutions has filed with the Commission, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission's web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

================================================================================

                              1,250,000 Shares of

                                 Common Stock

                        VERTICAL HEALTH SOLUTIONS, INC.

                 [LOGO] Logo of Vertical Health Solutions, Inc.

                               -----------------

                                  PROSPECTUS

                               -----------------

                    KASHNER DAVIDSON SECURITIES CORPORATION


                  The date of this prospectus is       , 2002


================================================================================

                                    PART II



                    INFORMATION NOT REQUIRED IN PROSPECTUS



Item 24.  Indemnification of Directors and Officers



   The Florida Business Corporation Act (the "Florida Act") permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances. The Company's articles of incorporation provide that the Company shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act. In addition, the Company has entered into Indemnification Agreements with its directors and executive officers in which the Company has agreed to indemnify such persons to the fullest extent now or hereafter permitted by the Florida Act, including in circumstances in which indemnification and advancement of expenses are discretionary under the Florida Act. The indemnification provided by the Florida Act and the Company's Articles of Incorporation is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense. The Company intends to obtain a liability insurance policy for its directors and officers as permitted by the Florida Act, which may extend to, among other things, liability arising under the Securities Act of 1933, as amended.



   The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for the underwriters' indemnification of the company and its directors and officers for certain liabilities arising under the Securities Act or otherwise.



Item 25.  Other Expenses of Issuance and Distribution



   The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.



        SEC registration fee..................................   $3,537
        NASD registration fee.................................    1,980
        Nasdaq SmallCap Market listing fee....................    9,000
        Boston Stock Exchange listing fee.....................    7,500
        Printing and engraving................................   75,000
        Accountants' fees and expenses........................   50,000
        Legal fees............................................   70,000
        Transfer agent's and warrant agent's fees and expenses    5,000
        Blue Sky fees and expenses............................   55,000
        Underwriter's non-accountable expense allowance.......  300,000
        Underwriter's consulting agreement....................  120,000
        Miscellaneous.........................................    2,983
                                                               --------
           Total.............................................. $700,000



Item 26.  Recent Sales of Unregistered Securities



   No underwriters were involved in the transaction and there were no underwriting discounts or commissions paid in connection therewith. Each of these transactions were exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to section 4(2).

   In March of 2000, we sold 711,110 shares of common stock to our founders for an aggregate of $80,000. Each of these 12 purchasers was an accredited investor and the sale was made pursuant 4(2) under the Securities Act of 1933.



   In May 2000, we sold 1,066,667 shares of common stock to our founders for an aggregate of $120,000. Each of these 13 purchasers was an accredited investor and the sale was made pursuant to 4(2) under the Securities Act of 1933.



   In August of 2000, we sold 78,222 shares of common stock at $1.88 per share to 8 purchasers.Each of these 8 purchasers was an accredited investor and the sale was made pursuant to 4(2) under the Securities Act of 1933.



   In August of 2000, we issued 7,111 shares of common stock to one entity for services provided to Vertical Health Solutions valued at $20,000. The recipient was an accredited investor and the sale was made pursuant to 4(2) under the Securities Act of 1933.



   In December 2001, we issued 370,833 shares of series A preferred stock to three individuals in exchange for salaries and consulting fees of $370,833 owed to such persons. Each of the recipients was an accredited investor and the sale was made pursuant to Section 4(2) under the Securities Act of 1933.


Item 27.  Exhibits



Exhibit
Number  Description
------- -----------
  1.1   Form of Underwriting Agreement*
  3.1   Amended and Restated Articles of Incorporation*
  3.2   Amendment Creating Class of Preferred Stock
  3.3   By-Laws*
  4.1   Specimen Stock Certificate
  4.2   Form of Underwriter's Warrant*
  4.3   Form of Consulting Agreement with Underwriter*
  5.1   Opinion of Sichenzia, Ross, Friedman & Ference LLP*
 10.1   Form of 2001 Stock Option Plan*
 10.2   Form of Employment Agreement with Stephen M. Watters*
 10.3   Form of Employment Agreement with Brian T. Nugent*
 10.4   Form of Consulting Agreement with Jugal K. Taneja*
 10.5   Promissory Note issued to Stephen Watters, dated December 1, 2001*
 10.6   Promissory Note issued to Jugal K. Taneja, dated December 1, 2001*
 10.7   Stephen Watters warrant agreement*
 10.8   Jugal Taneja warrant agreement*
 10.9   Asset Purchase Agreement between Labelclick.com, Inc. and Herbal Health Products, Inc., dated as of
        July 31, 2001*
 22     Subsidiaries*
 23.1   Consent of Stark, Winter Schenkein & Co., LLP
 23.2   Consent of Sichenzia, Ross, Friedman & Ference LLP (included in Exhibit 5.1)*
 23.3   Consent of Fountain Agricounsel LLC*

--------

* Previously filed.



Item 28.  Undertakings



   The undersigned Registrant hereby undertakes:



   (1) To file a post-effective amendment to this Registration Statement during any period in which offers or sales are being made:

      (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act;



      (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and



      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement of any material change to such information in the Registration Statement.



   (2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.



   (3) To provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.



   (4) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



   (5) That, insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



   (6) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                  SIGNATURES



   Pursuant to the requirements of the Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Florida on February 28, 2002.



                                           VERTICAL HEALTH SOLUTIONS, INC.


                                           By:      /S/  STEPHEN M. WATTERS
                                                 -------------------------------
                                                      Stephen M. Watters,
                                                    Chief Executive Officer



                               POWER OF ATTORNEY



   Each person whose signature appears below constitutes and appoints Stephen
M. Watters and Brian T. Nugent, or either of them, his true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any Amendments thereto and any Registration Statement of the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intends and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



   In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.



          Signature                     Capacity                  Date
          ---------                     --------                  ----

   /S/  STEPHEN M. WATTERS    Chief Executive Officer and   February 28, 2002
-----------------------------   Director (principal
     Stephen M. Watters         executive officer)

    /S/  BRIAN T. NUGENT                                    February 28, 2002
----------------------------- President, Chief Operating
       Brian T. Nugent          Officer and Director

  /S/  WOODROW PAUL GEPHART   Chief Financial Officer       February 28, 2002
-----------------------------   (principal financial and
    Woodrow Paul Gephart        accounting officer)

    /S/  JUGAL K. TANEJA      Director                      February 28, 2002
-----------------------------
       Jugal K. Taneja

    /S/  BRUCE SCHINDLER      Director                      February 28, 2002
-----------------------------
       Bruce Schindler

    /S/  RICHARD EDELMAN      Director                      February 28, 2002
-----------------------------
       Richard Edelman